EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of Aeglea BioTherapeutics, Inc. of our report dated March 7, 2019 relating to the financial statements, which appears in Aeglea BioTherapeutics, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
March 7, 2019